Exhibit 99.1

P R E S S	R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:

Kenneth R. Posner Chief Financial Officer Rewards Network Inc. (312) 521-6790 Allan Jordan/Margot Olcay The Global Consulting Group (646) 284-9400

REWARDS NETWORK INC. ANNOUNCES EARNINGS FOR

THE FIRST QUARTER ENDED MARCH 31, 2004

Chicago, IL April 21, 2004— Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, today released its financial results for the first quarter ended March 31, 2004.

For the three-month period ended March 31, 2004, total operating revenue amounted to $26.0 million, an increase of 13.8% compared with $22.9 million in the same period last year. Sales for the quarter amounted to $88.6 million, representing an increase of 7.3% over the corresponding prior year’s sales of $82.6 million. The Company closed the quarter with 3.4 million active members and approximately 17,600 total participating merchants.

Net income for the three months ended March 31, 2004 was $3.3 million (or 13 cents per share based on fully diluted average outstanding common shares of 26.1 million). Net income for the three-month period ended March 31, 2003 was $3.4 million (or 14 cents per share based on fully diluted average outstanding common shares of 23.9 million). Results for the current quarter include investments to expand the Company’s product offerings.

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Rewards Network Inc. – page 2

“We are pleased to report first quarter growth in total operating revenue consistent with our expectations for the year. Our plans to expand the sales force are progressing and we are currently on plan in hiring additional salespeople. We remain confident that with the expansion of the sales force, we will increase the restaurant merchant base in 2004 and beyond,” said George S. Wiedemann, President and Chief Executive Officer of Rewards Network. “Separately, we just completed our first full quarter since materially increasing the number of merchants in our hotel product offering. We are pleased with the growing acceptance by our members of the hotel product particularly now that several partners have added this offering to their website,” continued Mr. Wiedemann.

“As part of the ongoing investment in our future, Rewards Network is on plan to launch its Canadian initiative and will begin processing restaurant transactions toward the end of the current quarter. Our tests in the retail program are encouraging and we are on plan to launch this program later this year. These are important steps toward bringing our affluent, credit card centered members in contact with an increasing array of exciting new merchant offerings as we build the vision of Rewards Network,” concluded Mr. Wiedemann.

Rewards Network, headquartered in Chicago, Illinois, provides loyalty and rewards programs for restaurants and hotels via its registered credit card platform. Incentives are offered through the Rewards Network branded program, airline frequent flyer dining programs, club memberships and other affinity organizations. Rewards Network has 3.4 million active members, 10,341 restaurants and 7,145 hotels participating in its rewards programs. Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN and is listed in newspapers as REWARDS. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling Rewards Network at 1-877-491-3463.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31,
	2004	2003
Sales:
Dining Credits Purchase Plan	$81,065	$76,619
Revenue Management Plan	7,584	5,976

Total sales	$88,649	$82,595
Cost of sales	45,638	44,237
Member rewards and savings	17,917	16,867

Net revenue	25,094	21,491
Net revenue percentage	28.3%	26.0%
Membership and renewal income	941	1,346
Other operating revenue	7	41

Total operating revenues	26,042	22,878
Operating expenses:
Salaries and benefits	5,660	3,823
Sales commission and expenses	5,342	4,913
Member & merchant marketing	2,527	1,625
Printing and postage	1,149	1,777
General and administrative	4,962	4,871

Total operating expenses	19,640	17,009
Operating income	6,402	5,869
Other expenses, net	793	406

Income before income taxes	5,609	5,463
Income tax expense	2,272	2,074

Net income	$3,337	$3,389

Net income per share
Basic EPS	0.14	0.16
Diluted EPS	0.13	0.14
Weighted average number of common and common equivalent shares outstanding
Basic	24,461	21,597
Diluted	26,142	23,884

Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except merchant and average transaction data)

(UNAUDITED)

	Three Months Ended
	March 31,
	2004	2003
Cash & cash equivalents	15,666	10,366
Short-term investments	2,693	1,702
Rights to Receive, net	120,129	108,400
Long-term investments	12,593	83
Total assets	187,416	152,966
Outstanding debt	70,000	60,000
Stockholder equity	77,648	57,469

Net cash provided by (used in):
Operations	2,859	2,543
Investing	2,470	(1,554)
Financing	628	1,111

Other information:

Active member accounts last 12-months	3,444	2,711

Merchants in program, end of period:
Restaurants	10,341	10,327
Hotels	7,145	—
Retailers	81	—

Total	17,567	10,327

Dining:
Number of transactions	2,765	2,353
Average transaction amount	$48.94	$51.54
Qualified transaction dollars	$135,307	$121,247
Sales yield	65.3%	68.1%
Hotels:
Transactions (not in thousands)	5,988	—
Average transaction amount	$260.00	—
Qualified transaction dollars	$1,557	—
Sales yield	18.0%	—